Exhibit 4.14

                          SECOND SUPPLEMENTAL INDENTURE

                           DATED AS OF OCTOBER 1, 1999



           THIS SECOND SUPPLEMENTAL INDENTURE to the Indenture referred to below is dated as of October 1, 1999 and is made by and among AK STEEL CORPORATION, a Delaware corporation ("AK Steel"), AK STEEL HOLDING CORPORATION, a Delaware corporation ("AK Holding"), DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company ("Douglas Dynamics"), and FIFTH THIRD BANK, as trustee (the "Trustee").

           AK Steel, AK Holding and the Trustee are parties to an Indenture, dated as of February 10, 1999, as amended and supplemented by the First Supplemental Indenture, dated as of August 6, 1999 (as so amended and supplemented, the "Indenture"). This Indenture relates to the 7-7/8% Senior Notes Due 2009 of AK Steel (the "Notes"). Except as otherwise defined herein, capitalized terms defined in the Indenture are used herein as therein defined.

           As a result of the merger of Armco Inc., an Ohio corporation, with and into AK Steel, Douglas Dynamics became a Restricted Subsidiary of AK Steel and, as such, is required pursuant to Section 10.4 of the Indenture to unconditionally guarantee the obligations of AK Steel under the Notes and the Indenture on the terms set forth in Article 10 of the Indenture.

           Pursuant to Section 9.1 of the Indenture, AK Steel, AK Holding and the Trustee are permitted to amend the Indenture or the Notes without notice to or consent of any Holder to add guarantees with respect to the Notes.

           AK Steel has directed the Trustee to execute and deliver this Second Supplemental Indenture in accordance with the terms of the Indenture.

           In consideration of the foregoing premises, the parties mutually agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:



                                    ARTICLE I

                              ADDITION OF GUARANTOR

           Section 1.1 Unconditional Senior Note Guarantee. Douglas Dynamics hereby jointly and severally with each of the Guarantors, unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee, and to the Trustee on behalf of such Holder, the due and punctual payment and performance of the Obligations (the "Senior Note Guarantee") and further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) that may be paid or incurred by the Trustee or the Holders in enforcing their rights under the Senior Note Guarantee. In case of the failure of AK Steel punctually to perform or make any such payment, Douglas Dynamics hereby jointly and severally with each other Guarantor agrees to cause such payment and performance to be made punctually.


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           Section 1.2. Guarantor Bound by Terms of Indenture. In accordance with Section 10.4 of the Indenture, Douglas Dynamics hereby acknowledges and agrees that it is subject to the provisions (including, without limitation, the representations and warranties contained in Article 10 and Article 11 and the limitations set forth in Section 10.2) of the Indenture as a Guarantor Subsidiary.

           Section 1.3 Notification to Holders. AK Steel shall notify the Holders in accordance with Section 9.1 of the Indenture of the execution of this Second Supplemental Indenture. Any failure of AK Steel to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of this Second Supplemental Indenture.

           Section 1.4 Receipt by Trustee. In accordance with Sections 9.6, 10.4 and 11.4 of the Indenture, the parties acknowledge that the Trustee has received an Officers' Certificate and an Opinion of Counsel as conclusive evidence that this Second Supplemental Indenture complies with the applicable requirements of the Indenture.



                                   ARTICLE II

                                  MISCELLANEOUS

           Section 2.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Second Supplemental Indenture or the Indenture or any provision herein or therein contained.

           Section 2.2 Governing Law. The rights and duties of AK Steel, AK Holding, Douglas Dynamics and the Trustee under this Second Supplemental Indenture shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.

           Section 2.3 Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

           Section 2.4 Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture.

           Section 2.5 Multiple Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture.


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
           Section 2.6 Headings. The headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

           IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.



                              AK STEEL CORPORATION

                              By:            /s/ John G. Hritz
                                    -------------------------------------------
                                    Name:       John G. Hritz
                                    Title:      Executive Vice President



                              AK STEEL HOLDING CORPORATION,
                               as Guarantor

                              By:            /s/ John G. Hritz
                                    -------------------------------------------
                                    Name:       John G. Hritz
                                    Title:      Executive Vice President



                              DOUGLAS DYNAMICS, L.L.C.,
                               as Guarantor

                              By:  AK Steel Corporation,
                                     as Manager

                                     By:           /s/ John G. Hritz
                                          -------------------------------------
                                          Name: John G. Hritz
                                          Title:Executive Vice President



                              FIFTH THIRD BANK,
                               as Trustee

                              By:         /s/ Gregory R. Hahn
                                    -------------------------------------------
                                    Name:       Gregory R. Hahn
                                    Title:      Assistant Vice President



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